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                                                                   Exhibit 3.1.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                            NUMATICS, INCORPORATED

     Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

     1.   The present name of this Corporation is Numatics, Incorporated.

     2. This Corporation's identification number (CID) assigned by the Bureau is 536-171.

     3. All former names of this Corporation are: Numatics Acquisition Corporation.

     4. The date of filing the original Articles of Incorporation of this Corporation was October 15, 1990.

     The following Restated Articles of Incorporation supersede the Articles of Incorporation and shall be the Articles of Incorporation for this Corporation:

                                   ARTICLE I

     The name of this Corporation is Numatics, Incorporated.

                                  ARTICLE II

     The purpose or purposes for which this Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act.

                                  ARTICLE III

     1. The address of the current registered office of this Corporation is 1450 North Milford Road, Highland, MI 48031.

     2. The mailing address of the current registered office of this Corporation is the same as above.

     3.   The name of the current registered agent of this Corporation is John
H. Welker.

                                   ARTICLE IV
                        Section 1.  Authorized Shares.

     (a)  Total Number.  The total number of shares of all classes of capital
          ------------
stock which this Corporation shall have authority to issue is 10,000,000, consisting of the following:
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          (1)  50,000 shares of Preferred Stock ("Preferred Stock") of the par value of $.01 per share; and

          (2) 9,950,000 shares of Class A Common Stock ("Common Stock") of the par value of $.01 per share.

Such shares of Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "capital stock". The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of each class of capital stock shall be as follows:

PART I    Preferred Stock
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     (a)  The Board of Directors of this Corporation is authorized to establish from the shares of authorized Preferred Stock by resolutions adopted and filed in the manner provided by law, one or more other classes or series of Preferred Stock, to designate each such class or series of Preferred Stock and the number of shares comprising such class or series, which number may, if permitted by law, except where otherwise provided by the Board of Directors in creating such class or series, be increased or decreased (but not below the number of shares then outstanding) from time to time by resolutions of the Board of Directors adopted and filed in the manner provided by law, and to fix the relative rights and preferences of each such class or series of Preferred Stock, including the following:

          (1) the dividend rate or rates on the shares of such class or series and the preference or relation which such dividends shall bear to the dividends payable on any other class or series of capital stock of this Corporation or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what condition such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

          (2) whether the shares of such class or series shall be redeemable, in whole or in part, and if redeemable, whether redeemable for cash, bonds, securities or other property, at the option of this Corporation or the holder or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, and the time or times when, or periods during which, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such class or series for redemption if less than all shares are to be redeemed;

          (3) the rights to which the holders of shares of such class or series shall be entitled, and the preferences if any, over any other class or series (or of any other class or series over such class or series), upon the voluntary or involuntary liquidation, dissolution, distribution, or winding up of this Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;

          (4) whether the shares of such class or series shall be subject to the operation of a purchase, retirement or sinking fund, the extent to which and the manner in which

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     such fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

          (5) whether the shares of such class or series shall be convertible into, or exchangeable for at the option of this Corporation or the holder or upon the happening of a specified event, shares of any other class or any series of any class, or bonds, of this Corporation and, if so convertible or exchangeable, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (6) the voting powers, full and/or limited, if any, of the shares of such class or series, and whether and under what conditions the shares of such class or series (alone or together with the shares of one or more other class or series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more directors, or additional directors, of this Corporation in the case of dividend arrearage or other specified events, or upon other matters;

          (7) whether the issuance of any additional shares of such class or series, or of any shares of any other class or series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other class or series; and

          (8) any other preferences, privileges and powers and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions of such class or series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Restated Articles of Incorporation.

     (b) Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Part I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

     (c) Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, be given the status of authorized and unissued shares of Preferred stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

PART II:  Common Stock
--------  ------------

     (a) Except as otherwise required by law or by any amendment to these Restated Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by such holder of record on the books of the Corporation on all matters voted upon by the shareholders.

     (b) Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for

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purchase, retirement or sinking funds for Preferred Stock, the holders of Common
Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     (c) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust, individual or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation or other entity, or the merger of any other corporation or other entity into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation of winding up of the Corporation for the purposes of this paragraph.

     (d) Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred stock or any obligation of the Corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options, warrants or rights at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of Common Stock.

                                   ARTICLE V

     The duration of this Corporation is perpetual.

                                  ARTICLE VI

     Any action required or permitted by the Act, these Restated Articles of Incorporation or the Bylaws of the Corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a

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meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

                                  ARTICLE VII

     A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for any of the following:

     (a) any breach of the director's duty of loyalty to this Corporation or its shareholders;

     (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (c) a violation of Section 551(1) of the Michigan Business Corporation Act; or

     (d) a transaction from which the director derived an improper personal benefit.

     Any repeal, amendment or other modification of this Article VII shall not increase the liability or alleged liability of any director of this Corporation then existing with respect to any state of facts then or thereto fore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If the Michigan Business Corporation Act is subsequently amended to authorize corporate action further eliminating or limiting personal liability of directors then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended.

                                 ARTICLE VIII

     The Corporation shall not issue or sell any of its Equity Securities (as hereinafter defined), or enter into any Contractual Obligation (as hereinafter defined) providing for the issuance (contingent or otherwise) of any of its Equity Securities (each an "Issuance" of "Subject Securities"), except in compliance with the following provisions of this Article VIII.

     1.   Right of Participation.
          ----------------------

          1.1 Not fewer than thirty days prior to the consummation of the Issuance, a notice (the "Notice") shall be furnished by the Corporation to each holder of Investor Securities. The Notice shall include:

     (a) The principal terms of the proposed Issuance, including without limitation the amount and kind of Subject Securities to be included in the Issuance, the maximum and minimum (which shall be not less than 90% of such maximum) price per unit of the Subject Securities will be Issued (collectively, the "Proposed Subscriber"); and

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     (b)  An offer by the Corporation to issue, at the option of such holder of
          Equity Securities constituting Investor Securities, up to such holder's Applicable Percentage of the Subject Securities which would be otherwise issued in the Issuance, on the same terms and conditions as the Subject Securities are purchased by the Proposed Subscriber; provided, however, that if the Proposed Subscriber is purchasing the Subject Securities for noncash consideration, the holders of Equity Securities constituting Investor Securities may pay in cash the fair market value (as agreed to by the Corporation and such holder) of such noncash consideration.

          1.2. If a holder of Investor Securities desires to accept the offer contained in the Notice, it shall send, within twenty days after the effectiveness of the Notice, a written commitment to the Corporation specifying the amount of Subject Securities (not in any event to exceed such holder's Applicable Percentage of the Subject Securities to be included in the Issuance) which such holder desires to be issued. If any holder of Investor Securities has not so accepted such offer, such holder shall be deemed to have waived (for itself and any transferee or assignee of its Investor Securities) all of its rights with respect to this Issuance, and the Corporation shall thereafter be free to issue the Subject Securities to the Proposed Subscriber, at a price no less than 95% of the minimum price set forth in the Notice and on otherwise no more favorable terms in any material respect than as set forth in the Notice, without any further obligation to such holder. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than 95% of the minimum price set forth in the Notice, it shall be necessary for a separate Notice to have been furnished, and the terms and provisions of this Article VIII separately complied with, in order to consummate such Issuance pursuant to this Article VIII.

          The acceptance of such holder shall be irrevocable except as hereinafter provided, and such holder shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issues in the Issuance, such amount of Subject Securities as such holder shall have specified in its written commitment.

          If at the end of the ninetieth (90th) day following the date of the effectiveness of the Notice the Corporation has not completed the Issuance, any holder of Investor Securities who has accepted the offer in a Notice shall be released from its obligations under the written commitment, the Notice shall be null and void, and it shall be necessary for a separate Notice to have been furnished, in order to consummate such Issuance pursuant to this Article VIII.

          1.3. The Corporation may condition the participation of any holder of Investor Securities in an Issuance upon the purchase by it of any securities (including without limitation debt securities) other than Subject Securities ("Other Securities") in the event that the participation of the Proposed Subscriber in such Issuance is so conditioned. In such case, each holder of Investor Securities shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as Other Securities are acquired by the Proposed

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     Subscriber in proportion to the Subject Securities acquired in the Issuance by the Proposed Subscriber, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Proposed Subscriber, as the Proposed Subscriber shall be issued units of Subject Securities and Other Securities.

          1.4. Each holder of Investor Securities and its Affiliates shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Article VIII and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments with governmental authorities; and otherwise cooperating with the Corporation; provided, however, that no holder of Investor Securities or any Affiliate thereof shall be required to agree to any amendment or modification of, or waiver under, or other change to, this Agreement, the Investor Securities or any other agreement relating thereto.

          1.5 All costs and expenses incurred by any holder of Investor Securities or the Corporation in connection with any proposed Issuance of Subject Securities or the Corporation in connection with any proposed Issuance of Subject Securities (whether or not consummated), including without limitation all attorney's fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation; provided however, that if a holder of Investor Securities or any of its Affiliates retains separate legal counsel or other advisors in connection with such proposed Issuance, the fees and expenses of such separate attorneys or other advisors shall be borne by such holder.

          1.6 The closing of an Issuance pursuant to Article VIII shall take place at such time and place as the Corporation shall specify by notice to each participating holder of Investor Securities. At the closing of any Issuance under this Article VIII, such holders of Investor Securities shall be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to it, registered in the name of such holder of its designated nominee, free and clear of any Liens, with any transfer tax stamps affixed, against delivery by such holders of the applicable consideration.

     2    Excluded Transactions. Notwithstanding the preceding provisions of
          ---------------------
this Article VIII, the preceding provisions of this Article VIII shall not restrict:

          (a) Any Issuance of options to purchase not more than an aggregate of 2,000 shares of Common Stock (subject to appropriate adjustments for stock spits which occurred or occur after the date of the filing of the original Articles of Incorporation) and any Issuance of shares of Common Stock in connection therewith to employees of the Corporation and its subsidiaries.

          (b) Any Issuance of Common Stock upon the exercise or conversion of any Investor Securities or any Equity Securities outstanding on the date hereof or issued after the date hereof in compliance with the provisions of this Article VIII; and

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          (c)  Any Issuance of Common Stock pursuant to a public offering registered under the Securities Act of 1933, as amended, other than shares issued pursuant to an employee plan registered on Form S-8 or any similar plan or form.

          (d) Any Issuance of Common Stock pursuant to a stock split or pro rata stock dividend.

     3.   Termination.  The foregoing provisions of this Article VIII shall
          -----------
terminate immediately following the closing of a public offering if, immediately after giving effect thereto, there is outstanding Common Stock not held by Affiliates of the Corporation which (x) is freely tradeable and the sale of which is not in any way subject to Rule 144 (including without limitation Rule 144(k) under the Securities Act of 1933, as amended) and (y) has an aggregate public market value of not less than $50 million.

     4. For purposes of this Article VIII, the following terms shall have the following meanings:

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified Person and shall include (i) any Person who is an officer, director or beneficial holder of at least 5% of the outstanding equity interest of the specified Person and Members of the Immediate Family of any such officer, director or holder, (ii) any Person of which the specified Person or an Affiliate (as defined in clause (i) above) of the specified Person shall, directly or indirectly, either beneficially own at least 5% of the outstanding equity interest or constitute at least a 5% participant or shall be an officer or director of such Person, and Members of the Immediately Family, if any, of such holder, director or officer, and (iii) in the case of a specified Person who is an individual, Members of the Immediately Family of such Person; provided, however, that Harvard Private Capital Holdings, Inc shall not be an Affiliate of the Corporation for purposes of this Article VIII.

         "Applicable Percentage" shall mean, with respect to any holder of Investor Securities, the percentage of all outstanding shares of Common Stock which would be held by such holder assuming that all outstanding Equity Securities of the Corporation are converted into, or exchanged or exercised for, shares of Common Stock in accordance with the terms thereof.

         "Contractual Obligation" shall mean, with respect to the Corporation, any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding these Restated Articles and the Bylaws of the Corporation, to which or by which the Corporation is a party or otherwise subject or bound or to which or by which any property or right of such Corporation is subject or bound.

         "Equity Securities" shall mean, all shares of capital stock or other equity or beneficial interests issued by or created in or by the Corporation, all stock appreciation or similar

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rights or grants of, or other Contractual Obligation for, any right to share in equity, income, revenues or cash flow of the Corporation, and all securities or other rights, warrants or other Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise, preemptive right or otherwise.

          "Members of the Immediate Family", as applied to any individual, shall include each parent, spouse, chid, brother, sister and the spouse of a child, brother, or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of the property of one or more such persons.

          "Person" shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture or unincorporated organization, and any government department or agency or political subdivision thereof.

          "Investor Securities" means the Warrants dated January 3, 1996 issued by the Corporation to Harvard Private Capital Holdings, Inc., provided that any such securities sold in a distribution pursuant to a registration statement under the Securities Act or, if the securities sold are of a class which is publicly traded or evidenced by listing with a national securities exchange, on the NASDAQ National Market or otherwise, a sale to the public which is exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 144 thereunder or otherwise, shall cease to be Investor Securities thereafter.


     5. COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATORS BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS; OTHERWISE, COMPLETE SECTION (b)

     a. ___ These Restated Articles of Incorporation were duly adopted on the ______ day of ___________________, 2000, in accordance with the provisions of Section 642 of the Act by the unanimous consent of the incorporators before the first meeting of the Board of Directors.

               Signed this _____ day of ________________________, 2000.

               ____________________      _______________________

               ____________________      _______________________


               (Signatures of all incorporators; type or print name under each signature)

     b.    X   These Restated Articles of Incorporation were duly adopted on the
          ---
               15th day of February, 2000, in accordance with the provisions of
               Section 642 of the Act and: (check one of the following)

               ___ were duly adopted by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate

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                    and integrate and do not further amend the provisions of the
                    Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

               ___ were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

               ___ were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407 (1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only is such provision appears in the Articles of Incorporation.)

                X   were duly adopted by the written consent of all the
               ---
                    shareholders entitled to vote in accordance with Section 407
                    (2) of the Act.

                    Signed this 2nd day of February, 2000

                    By /s/ John H. Welker
                      ------------------------------------------
                       (Signature)

                       John H. Welker, President
                       ------------------------------------
                              (Type or Print Name)

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